Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
August 20, 2021	Michael Reed VP – Marketing Director 315-568-1163 michael.reed@mygenbank.com

Generations Bancorp NY, Inc. Announces Planned Retirement of Kenneth Winn, SVP of Credit Administration

Seneca Falls, New York; August 20, 2021: Generations Bancorp NY, Inc. (Nasdaq: GBNY), the holding company for Generations Bank, announced today that Senior Vice President of Credit Administration, Kenneth Winn, will be retiring effective January 1, 2022.

Mr. Winn joined Generations in 2017, during his tenure with the Bank, he had responsibility for all of the Bank’s lending programs, credit administration and loan servicing functions. Winn led many key initiatives for increased performance, resulting in a $70.7 million increase in total loans from December 31, 2017 through June 30, 2021.  In addition he revised and modernized Generations’ lending standards, processes and policies, and oversaw enhanced loan reporting and analysis.

“Ken Winn has made a tremendous contribution to Generations during his time here” remarked Menzo Case, President and CEO of Generations “his knowledge and professionalism have helped the Bank grow and prosper over these past four and a half years.  All of us here wish Ken and his family nothing but the best in retirement.”

Most recently Mr. Winn was instrumental in the Bank’s COVID-19 response including the roll-out of community hardship loans and Generations’ participation in the Paycheck Protection Program (PPP) emergency response for small businesses.
Winn brought more than 30 years of experience to his role at Generations, including a tenure in a similar position at other institutions in Upstate New York.
“I want to thank Generations for the opportunities I have had here” said Mr. Winn, “I have been fortunate to work with a great team and I wish them much success moving forward.  I am grateful to have had a long and fruitful career and the time is right for me to move on and enjoy more time with my wife and family.”

No replacement for Mr. Winn has been named at this time.

Disclosures Concerning Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that would cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.

About Generations

Generations partners with businesses, municipalities and residents across the Finger Lakes Region and Western New York to offer banking and insurance services. Founded in 1870 and headquartered in Seneca Falls, Generations serves the community from 10 retail locations in Seneca Falls, Auburn, Union Springs, Waterloo, Geneva, Phelps, Farmington, Albion and Medina.

In addition to traditional business and consumer deposit services, Generations focuses on residential mortgages, automobile loans, home equity and commercial loans. The organization also serves the broader needs of the Finger Lakes area and Western New York through its insurance business, Generations Agency. For more information, visit MyGenBank.com.